Exhibit 99.1

FOR IMMEDIATE	Investor and Media Contact: Whitney Finch
RELEASE	Director of Investor Relations
August 9, 2010	813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the quarter ended June 30, 2010.
The Company reported income before income taxes for the quarter ended June 30, 2010 of $8.9 million, or $0.33 per diluted share, as compared to income before income taxes for the year ago period of $8.6 million, or $0.41 per diluted share. Net income for the second quarter of 2010 was $8.6 million, or $0.32 per diluted share, as compared to net income for the second quarter 2009 of $89.8 million, or $4.30 per diluted share, which included a non-cash tax benefit of $81.2 million related to WIM LLC’s conversion to a real estate investment trust (“REIT”) as part of its spin-off and merger transactions with Hanover Capital Mortgage Holdings, Inc. (“Hanover”) on April 17, 2009.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “We continue to see attractive opportunities in the market to acquire performing and nonperforming residential loans. While these opportunities remain our primary focus as we seek to grow the business, we continue to explore other options to expand our capabilities for growth and remain committed to prudently deploying our capital to acquire assets which meet our investment criteria and return objectives.”
Second Quarter 2010 Dividend Declaration
On August 3, 2010, the Board of Directors of the Company declared a dividend of $0.50 per share to shareholders of record as of August 13, 2010, which will be paid on August 27, 2010.
Second Quarter 2010 Operating Highlights
•	Reflecting continued strong performance, consolidated delinquencies were 4.26 percent at June 30, 2010, as compared to 4.21 percent at March 31, 2010 and 5.06 percent at June 30, 2009. Walter Investment’s delinquency rates (adjusted to reflect comparable methodologies) remain better than the most recently released Mortgage Banker’s Association’s subprime industry survey average by more than 50 percent.

•	On an annualized basis, the asset yield for the quarter ended June 30, 2010 was 10.25 percent and the Company’s interest cost on outstanding debt was 6.81 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 5.10 percent, in-line with the second quarter of 2009.

•	Loss severities were 14.3 percent in the second quarter, as compared to 11.9 percent for the first quarter of 2010 and 19.0 percent in the second quarter of 2009.

•	During the second quarter of 2010, the Company paid dividends on April 30, 2010 of $12.9 million to its shareholders.

Charles E. Cauthen, Walter Investment’s President and COO, said, “The diligent efforts of our field servicing organization continue to yield superior results from our portfolio. The ability to produce these solid results will support our efforts to grow the business through the second half of 2010 and beyond. Based on the early performance of our newly acquired loan pools, we expect continued superior performance from both our existing portfolio and these newly purchased pools.”
Second Quarter 2010 Financial Summary
Net interest income for the quarter was $20.9 million as compared to $22.0 million in the year-ago period. The decrease reflects lower outstanding balances and lower voluntary prepayment speeds, partially offset by an improvement in seriously delinquent accounts.
The provision for loan losses was $3.4 million, compared with $3.7 million in the year ago period. The decrease from the year earlier period was primarily driven by improved loss severities.
Non-interest income was $3.2 million in the second quarter of 2010 as compared to $3.6 million in the prior year period, primarily due to lower insurance premium revenue.
Non-interest expenses decreased from $13.3 million in the second quarter of 2009 to $11.6 million for the second quarter of 2010. The decrease resulted primarily from lower legal and professional fees associated with one-time spin-off related costs in 2009 and lower insurance claims costs.
Second Quarter 2010 Liquidity Summary
At June 30, 2010, the Company had $79.3 million of cash. The Company had no borrowings under its $15 million revolving credit facility at June 30, 2010.
Purchase of Pools of Loans
During the second quarter of 2010, the Company completed the purchase of two pools of performing, fixed-rate residential loans on single-family, owner occupied residences located within the Company’s existing southern United States geographic footprint. These purchases utilized $19.7 million of proceeds from the Company’s 2009 equity offering.
The Company has also recently entered into letters of intent to purchase additional pools of performing and nonperforming residential loans which, when settled, are expected to utilize approximately $20 million of proceeds from the equity offering.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Tuesday, August 10, 2010, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in non-conforming, less-than-prime, and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annual revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 230 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

Safe Harbor Statement
Certain statements in this release and in our public documents to which we refer, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions are intended to identify forward looking statements. Forward-looking statements are based on the Company’s current belief, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. These risks and uncertainties are contained in Walter Investment Management Corp.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2010 and Walter Investment Management Corp.’s other filings with the SEC.
All forward looking statements set forth herein are qualified by this cautionary statement and are made only as of August 9, 2010. The Company undertakes no obligation to update or revise the information contained herein, including without limitation any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net interest income:
Interest income	$41,882	$44,677	$83,510	$90,506
Less: Interest expense	21,022	22,654	42,296	45,743

Total net interest income	20,860	22,023	41,214	44,763
Less: Provision for loan losses	3,447	3,733	6,637	8,109

Total net interest income after provision for loan losses	17,413	18,290	34,577	36,654

Non-interest income:
Premium revenue	2,167	2,996	4,858	6,061
Other income, net	1,016	643	1,776	803

Total non-interest income	3,183	3,639	6,634	6,864

Non-interest expenses:
Claims expense	913	1,373	1,825	2,662
Salaries and benefits	5,858	5,528	12,839	9,813
Legal and professional	936	1,896	1,835	2,600
Occupancy	328	465	673	800
Technology and communication	673	731	1,401	1,549
Depreciation and amortization	93	153	184	231
General and administrative	2,795	3,148	5,160	4,681
Other expense	52	49	103	386
Related party — allocated corporate charges	—	—		853

Total non-interest expenses	11,648	13,343	24,020	23,575

Income before income taxes	8,948	8,586	17,191	19,943
Income tax expense (benefit)	385	(81,225)	516	(77,070)

Net income	$8,563	$89,811	$16,675	$97,013

Basic earnings per common and common equivalent share	$0.32	$4.33	$0.62	$4.68
Diluted earnings per common and common equivalent share	$0.32	$4.30	$0.62	$4.64
Weighted average common and common equivalent shares outstanding — basic	26,414,338	20,750,501	26,379,005	20,750,501
Weighted average common and common equivalent shares outstanding — diluted	26,512,492	20,910,099	26,456,769	20,910,099

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	June 30,	December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$79,270	$99,286
Restricted cash	9,668	8,963
Restricted cash of securitization trusts	39,829	42,691
Receivables, net	2,299	3,052
Residential loans, net of allowance for loan losses of $3,320 and $3,460, respectively	343,080	333,636
Residential loans of securitization trusts, net of allowance for loan losses of $13,413 and $14,201, respectively	1,272,676	1,310,710
Subordinate security	1,823	1,801
Real estate owned	26,963	21,981
Real estate owned of securitization trusts	35,212	41,143
Deferred debt issuance costs	17,795	18,450
Other assets	6,043	5,961

Total assets	$1,834,658	$1,887,674

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$613	$13,489
Accounts payable of securitization trusts	399	556
Accrued expenses	26,404	28,296
Deferred income taxes, net	129	173
Mortgage-backed debt of securitization trusts	1,224,407	1,267,454
Accrued interest of securitization trusts	8,444	8,755
Other liabilities	786	767

Total liabilities	1,261,182	1,319,490

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 25,743,193 and 25,642,889 shares at June 30, 2010 and December 31, 2009, respectively	257	256
Additional paid-in capital	124,922	122,552
Retained earnings	446,708	443,433
Accumulated other comprehensive income	1,589	1,943

Total stockholders’ equity	573,476	568,184

Total liabilities and stockholders’ equity	$1,834,658	$1,887,674

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(Unaudited)
(dollars in thousands, except per share amounts)

	2010	2010	2009
	Q2	Q1	Q2

30+ Delinquencies (1)	4.26%	4.21%	5.06%
90+ Delinquencies (1)	2.31%	2.89%	2.73%

Provision for Losses	$3.4	$3.2	$3.7
Net Charge-offs	$4.0	$3.5	$3.9

Charge-off Ratio (2)	0.99%	0.86%	0.90%

Allowance for Losses	$16.7	$17.3	$18.3
Allowance for Losses Ratio (3)	1.02%	1.06%	1.06%

30+ Delinquencies (1)	$75.5	$75.4	$95.4
REO (Real Estate Owned)	62.2	62.0	55.8
TIO (Taxes, Insurance, Escrow and Other Advances)	16.2	16.4	14.8

Nonperforming Assets (Delinquencies + REO + TIO)	$153.9	$153.8	$166.0
Nonperforming Assets Ratio (4)	8.32%	8.24%	8.48%

Default Rate (5)	6.37%	5.68%	5.51%
Fixed Rate Mortgages	5.96%	5.55%	5.37%
Adjustable Rate Mortgages	37.07%	14.64%	14.43%

Loss Severity (6)	14.30%	11.85%	19.00%
Fixed Rate Mortgages	11.69%	10.43%	13.30%
Adjustable Rate Mortgages	41.54%	39.02%	47.00%

Number of Accounts Serviced (7)	34,700	34,724	36,320

Total Portfolio (8)	$1,850.6	$1,867.4	$1,956.5

ARM Portfolio (9)	$23.5	$25.6	$29.6

Prepayment Rate (Voluntary CPR)	3.13%	2.64%	4.06%

Book Value per Share (10)	$22.28	$22.46	$25.69

Debt to Equity Ratio	2.14:1	2.16:1	2.59:1

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments over 30 days past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(2)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.

(3)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.

(4)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.

(5)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.

(6)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.

(7)	Includes REO accounts.

(8)	Total portfolio includes the principal balance of residential loans, REO and TIO.

(9)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.

(10)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,743,193.